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                                                                   EXHIBIT 10.2


                             DISTRIBUTION AGREEMENT

         THIS DISTRIBUTION AGREEMENT (the "AGREEMENT") is made and entered into as of January 5, 2000 (the "EFFECTIVE DATE"), between MACROPORE, INC. ("MACROPORE"), a Delaware corporation, and MEDTRONIC, INC. (as defined below, "MEDTRONIC"), a Minnesota corporation.

                                   WITNESSETH:

         WHEREAS, MacroPore has developed bioabsorbable surgical implants for use in, among other areas, bone fixation and reconstruction in the craniofacial skeleton; and

         WHEREAS, MacroPore and Medtronic's Affiliate, Medtronic Asset Management, Inc. ("MAMI"), intend to enter into a Series D Preferred Stock Purchase Agreement (the "INVESTMENT AGREEMENT") pursuant to which MAMI will purchase Series D Preferred Stock of MacroPore and receive various rights; and

         WHEREAS, it is a condition to MAMI's willingness to purchase such MacroPore Series D Preferred Stock that the parties enter into this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

1.1 SPECIFIC DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

"AFFILIATE" of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. "CONTROL" shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

"AGREEMENT" means this Agreement and all Exhibits and Schedules hereto.

"CONFIDENTIAL INFORMATION" means know-how, trade secrets, and unpublished information disclosed (whether before or during the term of this Agreement) by one of the parties (the "disclosing party") to the other party or such other party's designee pursuant to Section 13.5 (the "receiving party"), and which is marked as proprietary or confidential as provided below, excluding information that:

              (a) was already in the possession of receiving party prior to its receipt from the disclosing party (provided that the receiving party is able to provide the disclosing party with reasonable documentary proof thereof);

PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.


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              (b)  is or becomes part of the public domain by reason of
          acts not attributable to the receiving party;

              (c) is or becomes available to receiving party from a source other than the disclosing party which source, to the best of receiving party's knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the disclosing party with respect thereto;

              (d) is made available by the disclosing party to a third party unaffiliated with the disclosing party on an unrestricted basis;

              (e) is independently developed by the receiving party completely without reference to any Confidential Information of the disclosing party, as evidenced by the receiving party's written records; or

              (f) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the receiving party.

         All Confidential Information disclosed by one party to the other under this Agreement shall be in writing and bear a legend "Proprietary," "Confidential" or words of similar import or, if disclosed in any manner other than writing, shall be followed by confirmation that such information is confidential by the disclosing party within 30 days.

         Specific aspects or details of Confidential Information shall not be deemed to be within the public domain merely because the aspects or details of the Confidential Information is embraced by general disclosures in the public domain. In addition, any combination of Confidential Information shall not be considered in the public domain or in the prior possession of the receiving party merely because individual elements thereof are in the public domain or in the prior possession of the receiving party unless the combination and its principles are in the public domain or in the prior possession of the receiving party.

"CRANIAL FIELD" means the reconstruction or fixation of the cranial or facial skeleton, including but not limited to cranial, cranial-facial, mid-facial and mandibular applications.

"EXISTING DISTRIBUTION AGREEMENT" means: the Exclusive Sales Distribution Agreement dated as of July 15, 1999, by and between MacroPore, Inc. and Normed GmbH; the Exclusive Sales Agency Agreement dated as of July 15, 1999, by and between MacroPore, Inc. and Medsource; and the Exclusive Sales Distribution Agreement dated as of October 15, 1999, by and between MacroPore, Inc. and Surgical Science Systems.

"FDA" means the United States Food and Drug Administration.

"FAILURE OF SUPPLY" means (i) MacroPore's failure, for any reason other than Force Majeure, to deliver any Product ordered in accordance with the provisions of Article 5 by the date scheduled for delivery thereof, including but not limited to a failure to deliver Product which conforms to the Specifications therefor, which failure is not cured within one month after MacroPore is notified of such failure, or (ii) MacroPore's failure due to Force Majeure to deliver any Product

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ordered in accordance with the provisions of Article 5 by the date scheduled for delivery thereof, including but not limited to a failure to deliver Product which conforms to the Specifications therefor, which failure is not cured within three months after MacroPore is notified of such failure.

"FORCE MAJEURE" means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.

"FOREIGN DEVICE REGULATORY AUTHORITIES" means foreign regulatory authorities, the function and purpose of which include regulating the design, manufacture, quality and/or sale of medical devices.

"INTELLECTUAL PROPERTY" means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof; all inventions, discoveries, ideas, technology, know-how, trade secrets, data, information, processes, formulas, drawings and designs, licenses, computer programs and software; and all amendments, modifications, and improvements to any of the foregoing.

"KNOWLEDGE" means actual knowledge of a fact or the knowledge that such person could reasonably be expected to have based on reasonable inquiry. The "knowledge" of an entity shall include the knowledge of such entity's employees.

"LICENSED INTELLECTUAL PROPERTY" means, with respect to a Failure of Supply of a particular Product, all Intellectual Property used by MacroPore in connection with the manufacture or sale of such Product at the time of such Failure of Supply.

"MACROPORE" means MacroPore, Inc. and its Affiliates.

"MEDTRONIC" means Medtronic, Inc. and its Affiliates.

"NET SALES" of Products for purposes of Article 13 with respect to a particular period means the amounts that Medtronic or any Affiliate of Medtronic receives from third parties (eliminating transactions among Affiliates of Medtronic and/or Medtronic) for net sales of Products during such period, excluding sales, use or excise tax, freight, duty or insurance included therein, returns, discounts and allowances, credits or repayments due to rejections, defects or returns, provided that if Medtronic or any Affiliate of Medtronic sells at a single price or rate a packaged combination of products, not all of which if sold individually would be Products, then "Net Sales" with respect to such sales of packaged products shall equal the number of units of Products sold as part of such packaged products (less rejections, defects and returns) multiplied by either (i) the respective average net selling price during such period of the same type of Product sold individually, or (ii) the average net selling price during such period for a comparable product (if the same type of Product is not sold individually), in either case excluding sales, use or excise tax, freight, duty or insurance included therein.

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"NON-CRANIAL FIELD" means uses outside of the Cranial Field.

"PRODUCTS" means all products, devices, systems and instruments now or hereafter during the Term (as defined in Section 12.1) of this Agreement developed, manufactured, produced or sold by MacroPore that may be used in the Cranial Field, including but not limited to MacroPore's MacroSorb(TM) product line, including all components thereof and accessories thereto, and any modifications, improvements, substitutions and future generations of such products made by or under the authority of MacroPore during the Term.

"PRODUCT LIABILITY DAMAGES" means any liability, claim or expense, including but not limited to reasonable attorneys' fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising directly from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Products.

"SPECIFICATIONS" means MacroPore's current specifications for the Products, as the same may be amended from time to time by MacroPore in compliance with this Agreement.

     1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

     1.3   DEFINITIONAL PROVISIONS.


              (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

              (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

              (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

              (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

              (e) The term "dollars" or "$" shall refer to the currency of the United States of America.

              (f) All references to time shall refer to Minneapolis, Minnesota time.

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                                  ARTICLE 2
                  APPOINTMENT; ADDITIONAL RIGHTS OF FIRST OFFER

     2.1 SCOPE. Subject to the terms and conditions of this Agreement, MacroPore hereby appoints Medtronic, and Medtronic hereby accepts appointment, as MacroPore's exclusive worldwide distributor during the Term with the right to sell and distribute Products solely for use in the Cranial Field. Except as provided in Section 2.5, Medtronic shall not have any right to distribute Products for use outside the Cranial Field.

     2.2 PAYMENT FOR DISTRIBUTION RIGHTS. In consideration of Medtronic's rights hereunder, Medtronic shall, within two business days after the date hereof, pay MacroPore the sum of One Million Five Hundred Thousand Dollars ($1,500,000).

     2.3    EXCLUSIVITY.

            (a) Medtronic's distribution rights under this Agreement shall be exclusive throughout the United States and, except for the Existing Distribution Agreements throughout the world. MacroPore represents and warrants to Medtronic that, except for the Existing Distribution Agreements, MacroPore has not entered into any other distributorship agreements or sales representative agreements, written or oral, with any third party permitting the sale of Products for use in the Cranial Field, and, to the extent it has entered into such agreements in the past, that all such agreements have been terminated without liability to MacroPore or Medtronic. MacroPore covenants and agrees that during the Term, MacroPore will not enter into any such agreement or itself sell or distribute any Products for use in the Cranial Field. MacroPore will use its reasonable best efforts to negotiate the termination of the Existing Distribution Agreements or, if such termination is not commercially feasible, to convert such existing distributors to sub-distributors of Medtronic.

            (b) Except as set forth in Article 13, during the term of this Agreement, Medtronic shall not purchase or resell any poly-lactic acid implantable reconstruction or fixation products for use in the Cranial Field (excluding however, applications in the nose, sinus or ears) except those purchased from MacroPore hereunder.

        2.4 SUBDISTRIBUTORS. Medtronic may appoint subdistributors for the sale or distribution of Products for use in the Cranial Field; provided that Medtronic gives MacroPore written notice of the identity of such subdistributors, and uses commercially reasonable efforts to ensure that such subdistributors comply with the applicable provisions of this Agreement. Notwithstanding such appointment of subdistributors, Medtronic shall remain fully responsible for the performance of all of its covenants and obligations hereunder, and any shipments by MacroPore to such Medtronic subdistributors shall be billed by MacroPore to Medtronic directly. Medtronic shall indemnify and hold MacroPore harmless from and against any claim, loss, damage or expense (including reasonable attorneys' fees) suffered or incurred by MacroPore relating to any claim in connection with this Agreement that is threatened or initiated by any subdistributor or sub-agent appointed by Medtronic, except for claims for which Medtronic is entitled to indemnification from MacroPore under Section 11.1.

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2.5      RIGHT OF FIRST OFFER FOR DISTRIBUTION RIGHTS IN NON-CRANIAL FIELD.

         (a) MacroPore shall not enter into any definitive agreement with respect to the grant by MacroPore of distribution or sales representative rights with respect to any MacroPore products, devices, systems and instruments now or hereafter during the Term developed, manufactured, produced or sold by MacroPore (such proposed grant of such rights referred to as a "PROPOSED TRANSACTION") unless Medtronic is given MacroPore's Notice (as defined below) with respect thereto and MacroPore complies with the terms of this Section 2.5.

         (b) If (i) MacroPore receives a bona fide offer or written indication of interest from a third party to enter into a Proposed Transaction which MacroPore is willing to accept, or (ii) MacroPore determines to seek a third party to enter into a Proposed Transaction, then, in either such event MacroPore shall, within ten (10) days after such event, notify Medtronic in writing of MacroPore's receipt of such offer or indication of interest described in (i) above or of MacroPore's determination described in (ii) above ("MACROPORE'S NOTICE"). MacroPore's Notice shall include a copy of such offer or indication of interest and any other terms of such Proposed Transaction proposed by such third party, in the case of (i) above, or all material terms and provisions upon which MacroPore proposes to seek a third party to enter into a Proposed Transaction, in the case of (ii) above. For a period of 45 days following Medtronic's receipt of MacroPore's Notice with respect to such Proposed Transaction (referred to in this Section
2.5 as the "EXCLUSIVE PERIOD"), Medtronic shall have the exclusive right to negotiate with MacroPore regarding the material terms of such Proposed Transaction and, with respect to a Proposed Transaction initiated by MacroPore pursuant to (ii) above, the irrevocable right and option to enter into the Proposed Transaction on the terms and provisions specified in MacroPore's Notice. In the event Medtronic proposes, in the course of negotiation with MacroPore during the Exclusive Period, terms and provisions more favorable to MacroPore than those contained in Medtronic's initial proposal to MacroPore, then Medtronic shall memorialize such revised proposed terms and provisions in writing prior to the end of the Exclusive Period.

         (c) During the Exclusive Period, MacroPore shall negotiate in good faith exclusively with Medtronic regarding the material terms of such Proposed Transaction or any comparable transaction. During the Exclusive Period, MacroPore shall not solicit offers from, negotiate with, or provide information to any third party regarding the Proposed Transaction or any comparable transaction. Nothing in this section shall prohibit MacroPore from consulting with or providing information to its attorneys, accountants, investment bankers or other consultants or advisors.

         (d) If during the Exclusive Period MacroPore and Medtronic fail to reach agreement in principal upon the material terms for such Proposed Transaction and, in the event of a Proposed Transaction initiated by MacroPore pursuant to (b)(ii) above, Medtronic fails to exercise its option to enter into such Proposed Transaction, then MacroPore shall have 120 days after the expiration of the Exclusive Period in which to complete such Proposed Transaction with the third party whose bona fide offer or indication of interest was described in MacroPore's Notice (with respect to a Proposed

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      Transaction described in (b)(i) above) or with any third party (with respect to a Proposed Transaction described in (b)(ii) above); provided that MacroPore may not complete such Proposed Transaction unless the terms and provisions thereof are, in the aggregate, (with respect to a Proposed Transaction described in (b)(i) above) more favorable to MacroPore (as reasonably and in good faith determined by MacroPore's Board of Directors) than the terms and provisions most favorable to MacroPore that were proposed by Medtronic in its negotiations with MacroPore, or (with respect to a Proposed Transaction described in (b)(ii) above) at least as favorable to MacroPore as the terms and provisions specified in MacroPore's Notice. If MacroPore fails to complete such particular Proposed Transaction within such 120-day period, then Medtronic's rights under this Section 2.5 shall be reinstated and MacroPore may not enter into such Proposed Transaction without first giving Medtronic a new MacroPore's Notice and complying with the terms of this Section 2.5.

      2.6 RESERVATION OF RIGHTS. Except as expressly provided herein, no right, title, or interest is granted, whether express or implied by MacroPore to Medtronic, and nothing in this Agreement shall be deemed to grant to Medtronic rights in any products or technology other than the Products.

                                    ARTICLE 3
                        GENERAL OBLIGATIONS OF MEDTRONIC

     3.1 MARKETING AND DISTRIBUTION. Medtronic shall use reasonable best efforts to further the promotion, marketing, sale and/or other distribution of Products for use in the Cranial Field. Without limiting the generality of the foregoing, Medtronic shall maintain adequate sales channels to market and distribute the Products for use in the Cranial Field.

     3.2 QUALITY CONTROL. Medtronic agrees to follow reasonable quality control standards with respect to the storage, preservation, sale and use of the Products purchased under this Agreement. Medtronic shall make no representations or warranties concerning such Products other than as made to Medtronic by MacroPore or as otherwise may be agreed by the parties.

     3.3 SALES AND SERVICE; TRAINING. Medtronic shall be solely responsible for marketing and selling all Products for use in the Cranial Field.

     3.4 INVENTORY. Medtronic shall use commercially reasonable efforts to maintain sufficient quantities of each Product as reasonably necessary to meet the demand of customers for the Products in the Cranial Field.

     3.5 MARKETING MATERIALS. Subject to Section 4.4, Medtronic shall be responsible for the preparation of sales and marketing materials for the marketing and sale of Products for use within the Cranial Field, including the translation, adaptation and/or modification of MacroPore's sales and marketing materials, as deemed appropriate by Medtronic, to reflect the culture or business practices and languages of the particular regions and to reflect Medtronic as the exclusive distributor of the Products for use in the Cranial Field. Medtronic shall provide to MacroPore for purposes of review and approval (such approval not to be unreasonably withheld

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or delayed) all such sales and marketing materials relating to Products at least ten (10) days prior to the commercial release of such materials.

     3.6 RECORDS AND RECALL. Medtronic shall maintain complete and accurate records of all Products sold by Medtronic and its subdistributors in sufficient detail to enable MacroPore to conduct an effective recall of Products if MacroPore determines that such a recall is required or otherwise necessary or appropriate. Medtronic shall not initiate a recall of Products without MacroPore's prior written consent, which consent shall not be unreasonably withheld. In the event of a recall of any of the Products, Medtronic will cooperate with and assist MacroPore in effecting such recall, including promptly contacting any purchasers that MacroPore reasonably desires to be contacted and promptly communicating to such purchasers the information or instructions MacroPore reasonably desires to be transmitted relating to such recall, all of which customer contact and communication shall be conducted by Medtronic at its own expense. Notwithstanding the foregoing, MacroPore shall pay, or reimburse Medtronic, for all other costs of effecting such recall, including any shipping costs related to returning recalled Products to MacroPore and replacing such recalled Products with new Products at MacroPore's expense.

In addition, upon MacroPore's request, Medtronic shall provide MacroPore with access to Medtronic's records of sales of Products in the event of Product recall or other quality related issue. During the Term of this Agreement, Medtronic also shall promptly forward all Product complaints which it receives to MacroPore. Medtronic shall make available to MacroPore for inspection Medtronic's process and records for adverse events and other regulatory reporting purposes at mutually agreed upon time and further shall ensure that Medtronic's processes comply with all applicable laws and regulations.

     3.7 IMPORT APPROVALS. Except for (i) the CE Mark, which MacroPore shall be responsible for obtaining, and (ii) existing import licenses, which MacroPore shall assign or transfer to Medtronic, Medtronic shall be responsible for obtaining all import licenses and permits as may be required to import the Products into countries as selected by Medtronic in accordance with then prevailing laws and regulations of such countries. All such filings and registrations of the Products shall be owned by Medtronic and shall be obtained and maintained in the name of Medtronic, whenever feasible in accordance with prevailing laws and regulations. MacroPore shall cooperate fully with Medtronic in its efforts to obtain any such approvals.

     3.8 EUROPEAN AUTHORIZED REPRESENTATIVE. Medtronic agrees to act as MacroPore's European Authorized Representative as required by the Medical Device Directive and as MacroPore's representative for Products for use within the Cranial Field in the countries outside the European Common Market. Medtronic shall, as soon as reasonably practicable, notify, document and forward to MacroPore or MacroPore's authorized representative all customer complaints received by Medtronic such that MacroPore can comply with Medical Device Reporting (MDR) regulations and vigilance. Medtronic shall notify Competent Authorities of clinical investigations as required, and shall represent MacroPore if a Competent Authority decides to: (i) refuse to allow the marketing of a Product in the Cranial Field, (ii) restrict the marketing of Product in the Cranial Field, or (iii) withdraw a Product from the market in the Cranial Field. Medtronic agrees to provide the competent authorities and notified bodies with access to the table of contents for the Technical File. In addition, Medtronic shall authorize

                                      8

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MacroPore to list Medtronic as the Authorized European Representative on product labeling, outer packaging, and instructions for use.

                                    ARTICLE 4
                        GENERAL OBLIGATIONS OF MACROPORE

     4.1 MANUFACTURE AND SUPPLY OF PRODUCTS. MacroPore shall use commercially reasonable efforts to manufacture, or have manufactured, Products in accordance with the Specifications and to ship such Products to Medtronic in the quantities ordered by Medtronic pursuant to Article 5 of this Agreement. MacroPore shall be responsible for packaging in accordance with packaging specifications to be mutually agreed upon by Medtronic and MacroPore, and for any necessary sterilization of Products purchased under this Agreement in accordance with the Specifications.

     4.2 REGULATORY APPROVALS.

         (a) CLINICALS. MacroPore shall be responsible for all clinical study design, investigator selection, data analysis in connection with clinical trials of the Products. Medtronic shall assist MacroPore in such clinical study activities such as investigator selection, and such other clinical matters as the parties may agree.

         (b) DEVICE APPROVALS. MacroPore shall be responsible, on a timely basis and at its expense, for filing, obtaining and maintaining regulatory approvals in the Territory. To the extent permitted by law, all foreign regulatory approvals, including those processed by Medtronic, shall be owned by MacroPore and shall be in the name of MacroPore. Except as otherwise required by law or agreed by the parties, MacroPore will be responsible for the content of its own labeling. In connection with obtaining Device Approvals, MacroPore shall bear the expenses of meeting any applicable Product design and manufacturing facility requirements applicable to its then current manufacturing facility, and shall take all steps as are necessary to meet the EMD Directive.

         (c) EXPORT. MacroPore shall be responsible for obtaining all export licenses and permits as may be required to export the Products from the country of manufacture into the particular countries where such Products are delivered. Medtronic shall cooperate fully with MacroPore in its efforts to obtain any such approvals.

         (d) GOOD MANUFACTURING PRACTICES/QUALITY SYSTEMS REGULATIONS. MacroPore shall be responsible for compliance with present and future applicable statutes, laws, ordinances and regulations of national, federal, state and local governments now or hereafter in effect relating to the design, manufacture and/or quality of Products. Without limitation of the foregoing, MacroPore represents and warrants to Medtronic that all Products sold and delivered to Medtronic under this Agreement will have been designed, manufactured and labeled in accordance with all applicable requirements. MacroPore shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore's compliance with this Section 4.2(d).

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     4.3 TRAINING. MacroPore at its expense will provide Medtronic with surgical procedure manuals and a reasonable level of sales and technical training for Medtronic's dedicated sales personnel for Products and other appropriate Medtronic personnel. If requested by Medtronic, MacroPore at its expense will also provide training for up to fifty (50) physicians per annum.

     4.4 PRODUCT LITERATURE AND PACKAGING. MacroPore will work jointly with Medtronic in the preparation of mutually acceptable Product packaging, labeling and operations and technical manuals for use with the Products, and will not unreasonably refuse to incorporate any changes thereto reasonably requested by Medtronic. MacroPore at its expense shall provide Medtronic from time to time as requested by Medtronic with a reasonable supply of Product sales and marketing materials in the English language. Pursuant to Section 3.5, Medtronic shall be responsible for the translation, adaptation and/or modification of MacroPore's sales and marketing materials as deemed appropriate by Medtronic, and MacroPore shall supply any artwork or other materials reasonably requested by Medtronic for use solely in connection therewith.

     4.5 SALES LEADS. MacroPore shall forward to Medtronic all leads for sales of Products in the Cranial Field.

                                    ARTICLE 5
                               ORDERS FOR PRODUCTS

     5.1 PURCHASE ORDERS. Medtronic shall submit purchase orders for Products to MacroPore in writing, whether by mail, telecopier, telegram or otherwise, at the time that each forecast is delivered to MacroPore pursuant to Section
5.2. Each purchase order shall, at a minimum, set forth the product numbers, quantities (subject to Section 5.3), delivery dates, and shipping instructions and shipping addresses for all Products ordered. Each purchase order shall be subject to and governed by the terms of this Agreement. Purchase orders shall be binding upon MacroPore unless and to the extent the quantities specified therein exceed the amounts specified in the Plan. No partial shipment of an order shall constitute the acceptance of the entire order, absent the written acceptance of such entire order. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic's purchase order or any MacroPore or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an officer of Medtronic and an officer of MacroPore and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. Upon the execution of this Agreement, Medtronic will place a three-month purchase order for deliveries in January, February and March 2000. Subsequently, Medtronic will place orders for the next succeeding months on a monthly basis, at the time that it provides its forecast described in Section 5.2, with all such subsequent purchase orders submitted at least 60 days in advance of the earliest scheduled delivery date for such order.

     5.2 MEDTRONIC'S FORECASTS. At the time that Medtronic places its order for the first month following the three months covered by the initial purchase order, Medtronic shall provide MacroPore with a six-month sales plan to be mutually agreed upon (but subject to Section 5.3 and Exhibit A) indicating by month the number of Products anticipated to be sold by Medtronic

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or purchased by Medtronic for use as demonstration units (as updated as provided herein, the "Plan") in the Territory. The Plan shall be updated by Medtronic on a quarterly basis (on or before the first day of each subsequent quarter) for a rolling successive six-month period. Each Plan shall be used for purposes of facilitating Medtronic's marketing plans, MacroPore's manufacturing plans, and meeting the lead times required by certain of MacroPore's suppliers, but are not legally-binding on Medtronic or MacroPore in any manner.

      5.3 ORDER LIMITATIONS. During the first 12 months of the Term, MacroPore shall maintain the ability to supply at least the "Guaranteed Supply Quantities" specified on Exhibit A hereto. Except as provided in the immediately proceeding sentence, MacroPore shall not be required to deliver quantities in excess of 100% of forecasted requirements, provided, however, that MacroPore shall use all commercially reasonable efforts to supply such excess.

     5.4 MODIFICATION OF ORDERS. Medtronic may cancel or reschedule purchase orders for products only with MacroPore's prior written approval. Notwithstanding the foregoing, any purchase order may be cancelled by Medtronic as to any Products that are not delivered within 60 days after the delivery date requested by Medtronic pursuant to a purchase order, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto. Any such cancellation by Medtronic must be by written notice to MacroPore given within 10 business days after such 60th day.

     5.5 DELIVERY TERMS. Subject to MacroPore's obligations in Section 4.2 above, all deliveries of Products shall be F.O.B. MacroPore's facility in California. Except as otherwise provided in Article 9 or Article 11 below, MacroPore shall have no further responsibility for risk of damage to or loss or delay of Products after their delivery at the aforesaid F.O.B point. All Product deliveries shall be made by a common carrier specified by Medtronic or, in the event that no carrier shall have been specified by Medtronic on or before the date 15 days prior to the requested shipment date, a reputable common carrier selected by MacroPore.

     5.6 PRODUCT CHANGES. MacroPore shall not, without Medtronic's prior written consent, modify the Specifications for a Product in a manner that materially affects the performance or regulatory approval status of the Product or materially increases Medtronic's costs or expenses. Subject to the foregoing, MacroPore may modify the Specifications for the Product without the consent of Medtronic, provided that MacroPore notifies Medtronic of such modifications within 30 days. If such modifications affect the performance or applicable regulatory approvals of the Product, Medtronic shall not be obligated to purchase such altered Product.

     5.7 CUSTOM PRODUCTS. In the event Medtronic is requested by a customer to provide customized Products, Medtronic shall provide the specifications for the customized Product to MacroPore. MacroPore will determine and provide to Medtronic the additional cost, if any, and the feasibility of providing the customized Product. Medtronic will thereafter notify MacroPore if it intends to provide such customer with the customized Product.

     5.8 REPORTS. Medtronic shall provide MacroPore, on a quarterly basis, with reports reflecting Medtronic's sales of the Products (on a product-by-product basis).

                                    ARTICLE 6
                             MINIMUM PURCHASE QUOTA

     6.1 DETERMINATION OF QUOTE. During the first 12-month period of the Term, Medtronic shall submit purchase orders to purchase at least the minimum amount set forth on Exhibit A (the "Quota"). By the end of each quarter of such initial 12-month period, Medtronic shall have submitted purchase orders for at least the cumulative percentage of the Quota set forth on Exhibit A.

     6.2 REDUCTIONS IN QUOTA. Notwithstanding Section 6.1, the Quota for any period shall be reduced (a) in the case of subpart (i) below by an amount equal to 1.5 times the aggregate transfer price of Products not supplied by MacroPore against purchase orders issued by Medtronic in accordance with
Article 5, (b) in the case of subpart (ii) below, by an amount equal to 1.5 times the aggregate transfer price of Products affected by such recall or withdrawal, and (c) in the case of subpart (iii) below, by a pro rata amount of the Quota for the applicable period based upon the number of days of such period that have transpired prior to the removal of the restriction on sale referenced in such subpart:

                (i) If MacroPore materially and substantially fails for any reason to deliver ordered Products by the date scheduled for delivery thereof pursuant to purchase orders issued by Medtronic in accordance with Article 5, including but not limited to a failure to deliver Products that conform to the then current Specifications and such failure is not cured within 30 days;

                (ii) If a Product covered by this Agreement is recalled from the market or withdrawn from sale for reasons of product safety or quality as determined by any applicable governmental authority or by the mutual agreement of the parties; or

                (iii) If Medtronic is restricted in the sale of Products in a market within the European Common Market that affects the CE Mark by any applicable regulatory authority because approval to sell the Product is pending, denied or revoked therein.

     6.3 TERMINATION OF AGREEMENT. If Medtronic does not order at least the applicable Quota, as it may be modified as provided herein, and does not elect to make the Shortfall payment described below, MacroPore shall have the right, at its option, to terminate this Agreement. Notice of MacroPore's election to terminate this Agreement (the "Termination Notice") must be given by MacroPore in writing within 30 days following the period for which Medtronic has not satisfied the Quota, specifying the amount by which Medtronic's purchases for such period were below the Quota (the "Shortfall"). If within 30 days after such Termination Notice Medtronic either (i) places orders for the purchase of sufficient quantities of Products to make up the Shortfall and agrees to pay for such Products within 10 days after shipment thereof, or (ii) Medtronic pays MacroPore cash in the amount of 75% of the Shortfall, then MacroPore's Termination Notice will be deemed to be automatically withdrawn. If Medtronic pays MacroPore cash in the amount of 75% of the Shortfall, such payment shall be treated as a prepayment for Products to be ordered by Medtronic in the future and shall be applied toward the purchase price of such future Product purchase orders as Medtronic directs. Termination of this Agreement shall be MacroPore's sole and exclusive remedy for any failure by Medtronic to purchase the applicable Quota.

                                 ARTICLE 7
                            PRICES AND PAYMENTS

     7.1 PRICES. Unless and until otherwise mutually agreed by the parties in writing, the purchase prices per unit of Products to Medtronic under this Agreement shall equal [***] of MacroPore's average selling price per unit for such Product, excluding any sales, use or excise tax, freight duty or insurance included therein, during the six-month period immediately prior to the date of this Agreement (the "Transfer Price"). Separate Transfer Prices will be established for sales in the United States and for each major international market. If MacroPore's sales were inadequate for purposes of establishing such average price, then the Transfer Price shall equal [***] of Medtronic's average selling price per unit for such Products, excluding any sales, use or excise tax, freight duty or insurance included therein, in such market during the initial twelve-month period after commencement of commercial sales of such Products in such market (the "Medtronic Pricing Period"). If the Transfer Price is to be based on the Medtronic Pricing Period, then during the Medtronic Pricing Period Medtronic shall pay MacroPore [***] of Medtronic's published list price as the estimated Transfer Price, and within 90 days after the end of the Medtronic Pricing Period, Medtronic or MacroPore, respectively, shall pay the other party the aggregate amount by which the estimated Transfer Price for Products purchased during the Medtronic Pricing Period is less than, or more than, respectively, the actual Transfer Price. Any prices referred to in any information provided to Medtronic by MacroPore (other than the transfer Prices for Products) are recommended prices only and Medtronic has no obligation to comply with any such recommendations.

     7.2 PAYMENT TERMS. Payments made by Medtronic for Products purchased hereunder shall be due and payable in full within 30 days after the date of invoice by MacroPore. Any payments due hereunder which are not paid on the date such payments are due shall bear interest at the lesser of one and one-half percent (1 1/2%) per month or the maximum rate permitted by law, calculated on the number of days such payment is delinquent. This Section 7.2 shall in no way limit any other remedies available to MacroPore.

     7.3 TAXES. The transfer prices for Products established pursuant to this
Article 7 do not include any sales, use, value added or similar taxes, customs, duties, or tariffs imposed by any governmental authority or agency on Products or any components thereof that are imported by Medtronic into any country (other than taxes on the net income of MacroPore), and Medtronic shall bear all such taxes and duties. MacroPore shall be required to take appropriate steps to minimize imposition of such taxes by filing sales exemption certificates and taking similar actions where applicable to the seller. When MacroPore has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Medtronic's invoice and paid by Medtronic, unless Medtronic provides MacroPore with a valid tax exemption certificate authorized by the appropriate taxing authority. Medtronic shall not be obligated to pay or reimburse MacroPore for taxes that are not imposed on the sale of Product to Medtronic.

PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

                                  ARTICLE 8
                                  EMPLOYEES

     8.1 OFFERS OF EMPLOYMENT. Medtronic shall have the right to interview and offer employment to some or all of MacroPore's sales organization. Those employees of MacroPore that accept such employment with Medtronic are referred to herein as "Hired Employees." The employment of all Hired Employees will be at will. Medtronic will set its own initial terms and conditions of employment for Hired Employees and others it may hire, including without limitation work rules, benefits and salary and wage structure, all as permitted by law.

     8.2 COBRA. MacroPore will be responsible for satisfying obligations under Section 601 et seq. of ERISA and Section 4980B of the Code and any applicable similar state laws, to provide continuation coverage to or with respect to any MacroPore employee in accordance with law with respect to any "qualifying event" occurring up to the date of hiring such employee by Medtronic. Medtronic will be responsible for satisfying obligations under
Section 601 et seq. of ERISA and Section 4980B of the Code and any applicable similar state laws, to provide continuation coverage to or with respect to any Hired Employee in accordance with law with respect to any "qualifying event" which occurs following the date of hire.

     8.3 VACATION. Medtronic will assume all obligations to Hired Employees for any vacation entitlement and vacation pay entitlement as of the date of hire and MacroPore shall reimburse Medtronic for the amount of accrued vacation assumed.

     8.4 WORKERS' COMPENSATION. MacroPore shall be responsible for all workers' compensation benefits, occupational diseases claims and employer liability claims payable to MacroPore employees with respect to (i) claims filed through the date such employee is hired by Medtronic and (ii) claims filed after such date resulting from a discrete event or injury occurring through such date. Medtronic shall be responsible for all workers' compensation benefits, and employer liability claims payable to Hired Employees with respect to a discrete event or injury occurring after the date of hire.

     8.5 SEVERANCE. MacroPore shall be responsible for paying to any employee of its sales organization all termination or severance benefits, if any, that MacroPore is required to pay, pursuant to its contracts or policies or pursuant to law, to such employee.

     8.6 NO THIRD PARTY BENEFICIARY. The provisions of this Article 8 are not intended to and shall not be construed as granting rights to or vesting rights in any party or creating any third party beneficiary, including, without limitation, any Affected Employee or any Hired Employee.

                                   ARTICLE 9
                        INSPECTION, WARRANTY AND SERVICE

     9.1 INSPECTION OF PRODUCT. Medtronic shall inspect all Products promptly upon receipt thereof, and in the event of any shortage, damage or discrepancy in or to a shipment of Products or in the event any of the Products fail to comply with the then current Specifications for the Products (except for latent defects not readily observable by Medtronic), Medtronic shall report the same to MacroPore within 60 days after delivery thereof to Medtronic and furnish such written evidence or other documentation as MacroPore reasonably may deem appropriate. If the substantiating evidence delivered by Medtronic reasonably demonstrates that such shortage, damage or discrepancy or nonconformity with Specifications existed at the time of delivery of the Products, Medtronic may return the Products to MacroPore, at MacroPore's expense, and, at Medtronic's request, MacroPore shall use all reasonable efforts to deliver promptly replacement Products to Medtronic in accordance with the delivery procedures set forth herein. Any Products not rejected by Medtronic by written notice given to MacroPore within such 60-day period (other than Products containing latent defects not readily observable by Medtronic) shall be deemed to have been accepted by Medtronic. Following any such acceptance, the sole remedies of Medtronic with respect to damage to or defects in the Products shall be those set forth in Sections 9.2 and 11.1.

      9.2  WARRANTY.

          (a) MacroPore represents and warrants to Medtronic that all Products sold under this Agreement will have been designed, manufactured, labeled, packaged and sold to Medtronic in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements, European Medical Device Directive requirements, ISO 9001 certification or successor requirements, and all other applicable manufacturing requirements. Upon prior written notice, MacroPore shall cause Medtronic's regulatory personnel to be provided with reasonable access from time to time to the facilities and records of MacroPore for the purpose of confirming MacroPore's and the Product's compliance with all applicable laws and regulations.

          (b) MacroPore warrants to Medtronic and to Medtronic's customers that Products shall, when delivered to Medtronic, meet the Specifications and, for a period of 2 years (shelf life) after delivery of the Product to the customer, be free from defects in materials and workmanship. The foregoing express warranty is contingent upon proper use of the Products in the applications for which they were intended as indicated in the Product label claims. Medtronic shall invoice MacroPore for, and MacroPore shall promptly pay, all shipping, transportation, insurance and other expenses actually incurred in replacing defective Products that were under warranty. MacroPore will repair, replace or credit Medtronic's account for any Product that it reasonably determines was defective at the time of shipment to Medtronic or that does not conform to the express warranties herein; provided, however, that MacroPore shall have no obligation under this warranty to repair, make replacements, or grant credits necessitated in whole or in part by accidents; failure to maintain in accordance with any transportation, storage, handling, or maintenance, instructions supplied by MacroPore; damage by acts of nature, vandalism, burglary neglect or misuse; or other fault or negligence of Medtronic or (except for any strict liability of MacroPore) the customer or user. Prior to returning any Product alleged to be defective, Medtronic shall notify MacroPore in writing of the claimed defect and shall include the model and lot/serial number of such Product, as well as the number and date of the invoice therefor. No Product shall be returned without first obtaining a returned goods authorization from MacroPore, which authorization shall not be unreasonably withheld.

      9.3 LIMITED WARRANTY. THE EXPRESS WARRANTIES SET FORTH ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WHICH ARE HEREBY

SPECIFICALLY DISCLAIMED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL MACROPORE'S LIABILITY FOR PRODUCT WARRANTY INCLUDE ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

                                  ARTICLE 10
               CERTAIN REPRESENTATIONS, WARRANTIES AND INDEMNITIES

      10.1  REPRESENTATIONS AND WARRANTIES.


           (a) MacroPore represents and warrants to Medtronic that the execution and delivery by MacroPore of this Agreement and the performance by MacroPore of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of MacroPore, as amended, or any provision of any indenture, agreement or other instrument to which MacroPore or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of MacroPore. This Agreement has been duly executed and delivered by MacroPore and constitutes the legal, valid and binding obligation of MacroPore, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

           (b) Medtronic represents and warrants to MacroPore that the execution and delivery by Medtronic of this Agreement and the performance by Medtronic of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Articles of Incorporation or Bylaws of Medtronic, as amended, or any provision of any indenture, agreement or other instrument to which Medtronic or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Medtronic. This Agreement has been duly executed and delivered by Medtronic and constitutes the legal, valid and binding obligation of Medtronic, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.

                                   ARTICLE 11
                                 INDEMNIFICATION

     11.1 MACROPORE'S LIABILITY. MacroPore shall indemnify, defend and hold harmless Medtronic and each of its subsidiaries, officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) finally awarded ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, or agreement on the part of MacroPore under this Agreement, (ii) Product Liability Damages with respect to the Products, or (iii) other negligence or intentional misconduct of MacroPore; provided that in no event shall MacroPore be liable for matters for which Medtronic is responsible under Section 11.2 below or for punitive or exemplary damages. MacroPore shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide Medtronic with evidence of this coverage.

     11.2 MEDTRONIC'S LIABILITY. Medtronic shall indemnify, defend and hold harmless MacroPore and each of its subsidiaries, officers, directors, employees, shareholders and suppliers from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of (i) any breach of representation, warranty, or agreement on the part of Medtronic under this Agreement, (ii) product claims whether written or oral, made or alleged to be made, by Medtronic in its advertising, publicity, promotion, or sale of any Products where such product claims were not provided by or approved by MacroPore, (iii) negligent handling by Medtronic of the Products or changes, additions or modifications to the Products by Medtronic, or (iv) other negligence or intentional misconduct of Medtronic; provided that in no event shall Medtronic be liable for matters for which MacroPore is responsible under Section 11.1 above or for punitive or exemplary damages. Medtronic shall maintain product liability insurance or self-insurance in such amounts as ordinary good business practice for its type of business would make advisable and shall provide MacroPore with evidence of this coverage.

     11.3 PROCEDURE. If a claim by a third party is made and a party (the "Indemnitee") intends to claim indemnification under this Article 11, the Indemnitee shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee or any of its subsidiaries, directors, officers, employees, shareholders, suppliers or distributors intends to claim such indemnification and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 11 shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 11, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee other than under this Article 11. If the Indemnitor fails to provide defense of the claim, and diligently defend or settle the same after receipt of notice from Indemnitee of, and a reasonable opportunity to cure such failure, the Indemnitee may defend or settle the claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith and further does not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the Indemnitor's prior written consent (which consent will not be unreasonably withheld). The Indemnitee under this Article 11, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Indemnifiable Losses, in order to be covered by this indemnification.

                                   ARTICLE 12
                              TERM AND TERMINATION

     12.1 TERM. This Agreement shall take effect as of the date hereof and shall continue in force until the fifth anniversary of the date hereof, and shall automatically renew for successive five-year periods unless either party gives the other party written notice of non-renewal at least 180 days prior to such renewal date (the "Term").

     12.2 TERMINATION. Notwithstanding the provisions of Section 12.1 above, this Agreement may be terminated in accordance with the following provisions:

          (a) MacroPore may terminate this Agreement in the manner described in Section 6.3 hereof;

          (b) Except as described in Section 6.3, a party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within 60 days after receipt of written notice thereof from the first party;

          (c) A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business; or

          (d) A party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than 180 consecutive days as provided in Article 13 below.

     12.3 RIGHTS AND OBLIGATIONS ON TERMINATION. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:

          (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable.

          (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.

          (c) Medtronic shall have the right, at its option, to require MacroPore to repurchase from Medtronic all of Medtronic's inventory of Products (excluding demonstration units and Products with less than 6 months shelf life remaining as of the effective date of termination) as of the termination date at MacroPore's invoiced price (and inclusive of any shipping charges or taxes, but net of any price adjustments, credits or other allowances) to Medtronic for such Products. Medtronic may exercise its option under this Section 12.3(c) by notifying MacroPore in writing no later than 30 days after the effective termination date. Medtronic shall be permitted to resell any such inventory of Products that MacroPore does not repurchase from Medtronic.

          (d) The parties' obligations pursuant to Articles 9, 11 and 14 and Sections 3.6, 12.3, 12.4, and 15.1 hereof shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

          (e) Upon expiration or termination of this agreement, Medtronic shall use reasonable best efforts to transfer ownership to MacroPore of all Product authorizations, registrations, permits and approvals of any kind with respect to Products and applications therefor, including without limitation, marketing approval applications, and other governmental approvals, registrations and the like, at MacroPore's cost and expense, and shall execute such documents and perform such acts as may be necessary, useful or convenient to perfect such transfer.

          (f) For a period of one year following expiration or termination of this Agreement, neither party shall solicit or cause to be solicited for employment any employees of the other party; provided that, if this Agreement is terminated pursuant to Section 6.3, MacroPore may, for a period of 60 days from and after such termination, interview and offer employment to former MacroPore employees hired by Medtronic pursuant to
     Section 8.1.

     12.4 TERMINATION OF SUBDISTRIBUTORS. If MacroPore terminates this Agreement in accordance with its rights under Section 12.2, Medtronic shall have sole responsibility for termination of any subdistributor, including any costs or expenses associated therewith, and shall indemnify and hold MacroPore harmless from and against any claim, loss, damage or expense (including reasonable attorneys' fees) suffered or incurred by MacroPore relating to the termination of any subdistributor appointed by Medtronic.

                                  ARTICLE 13
                       FAILURE TO SUPPLY AND FORCE MAJEURE

     13.1 NOTICE OF FORCE MAJEURE. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.

     13.2 SUSPENSION OF PERFORMANCE. Subject to Section 13.3 below, during the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (except for the obligations to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.

     13.3 EXERCISE OF LICENSE UPON FAILURE OF SUPPLY. Upon a Failure of Supply, Medtronic shall have the right to exercise its license rights granted pursuant to Section 13.4 below to manufacture and sell such Product (but not any other Product) itself or have such Product manufactured by others.

     13.4 LICENSE GRANT.

          (a) MacroPore hereby grants Medtronic (i) an exclusive, sublicensable, worldwide, license to the Licensed Intellectual Property to make, have made, use, distribute, sell, offer for sale, have sold, import and otherwise commercialize and exploit Products in the Cranial Field during the Term. Medtronic may not exercise such license unless and until the occurrence of a Failure of Supply.

          (b) The license granted herein shall be royalty free with respect to any Products manufactured or supplied to Medtronic by MacroPore or any Affiliate of MacroPore. If Medtronic exercises its right pursuant to
     Section 13.3 to make or have made by a third party a Product, then subject to the terms of this Agreement, Medtronic shall pay to MacroPore a royalty equal to [****************] of Medtronic's Net Sales of such Product.

          (c) Within sixty (60) days after the end of each Medtronic fiscal quarter, Medtronic shall provide MacroPore with a written report indicating the amount of Net Sales of Products during such quarter and the amount of the royalties due for such quarter. Simultaneously with making such report, Medtronic shall pay to MacroPore the amount of royalties then due.

          (d) Medtronic agrees to keep accurate written records sufficient in detail to enable the royalties payable under this Agreement by Medtronic to be determined and verified. Such records for a particular quarter shall be retained by Medtronic for a period of not less than three years after the end of such quarter.

          (e) Upon reasonable notice and during regular business hours, Medtronic shall from time to time (but no more frequently than once annually) make available the records referred to in subsection (d) above for audit at MacroPore's expense by independent representatives selected by MacroPore to verify the accuracy of the reports provided to MacroPore. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Medtronic prior to conducting such audit. Such representatives may disclose to MacroPore only their conclusions regarding the accuracy and completeness of royalty payments and of records related thereto, and shall not disclose Medtronic's confidential business information to MacroPore without the prior written consent of Medtronic.

PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.

     13.5 TECHNOLOGY TRANSFER. Upon Medtronic's request any time after a Failure of Supply, MacroPore shall promptly provide to Medtronic, or a third party designated by Medtronic, as applicable, copies of such technical documentation and related know-how and trade secrets, and training as is reasonably necessary for a skilled manufacturer to make such Product; provided that any such third party shall agree to maintain the confidentiality of all such information to the same extent that Medtronic is obligated to do so under this Agreement, and Medtronic will reimburse MacroPore for salary and reasonable travel and lodging expenses for MacroPore personnel with respect to training requested by Medtronic at a location other than MacroPore's facility to the extent such expenses are substantiated by expense receipts.

     13.6 MAINTAIN LICENSES IN FORCE. MacroPore shall comply with all of the provisions of, and shall maintain in full force and effect, all license agreements with third parties pursuant to which MacroPore is licensee of intellectual property included in the Licensed Intellectual Property. MacroPore shall promptly notify Medtronic if any such third party licensor alleges any breach by MacroPore of any such license agreement. Medtronic shall be entitled, but not obligated, to cure any alleged breach by MacroPore of such license agreement and set-off the cost of such cure against amounts otherwise owed to MacroPore hereunder.

     13.7 NO LIABILITY. MacroPore shall have no obligation or any liability under Sections 9.2 or 11.1(ii) with respect to any Products produced by Medtronic or its third party designee pursuant to the license granted in this
Article 13.

                                   ARTICLE 14
                              INTELLECTUAL PROPERTY

     14.1 TRADEMARK LICENSE. MacroPore hereby grants Medtronic a royalty-free license to use all trademarks, trade names and logotypes of MacroPore relating to the Products solely in connection with the sale or other distribution, promotion, advertising and/or maintenance of the Products in the Cranial Field. Medtronic shall acquire no right, title or interest in such MacroPore trademarks, trade names and logotypes, other than the license provided for above, and Medtronic shall not use any MacroPore trademarks, trade names and logotypes as part of Medtronic's corporate, trade name, trademark or logotype or permit any third party under Medtronic's control to do so without the prior written consent of MacroPore. To the extent permitted by local law, any statutory powers which would be granted to Medtronic by virtue of its local use of MacroPore's trademarks or its licensee status are excluded. Medtronic shall in addition have the right to promote and sell the Products under trademarks, trade names and logotypes of Medtronic selected by Medtronic, which trademarks, trade names and logotypes shall be and shall remain the property of Medtronic, provided however, that Medtronic agrees to use reasonable efforts to credit MacroPore as the manufacturer, and to include the brand name, on packaging, brochures and advertisements specific to the Products.

     14.2 TRADEMARK INFRINGEMENT. Medtronic shall promptly notify MacroPore of any use by any third party of MacroPore's trademarks, trade names or logotypes or any use by such third parties of similar marks that may constitute an infringement or passing off of MacroPore's trademarks, trade names or logotypes of which Medtronic has knowledge. MacroPore reserves the right in its sole discretion to institute any proceedings against such third-party infringers and Medtronic shall refrain from doing so. Medtronic agrees to cooperate fully with MacroPore in any action taken by MacroPore against such third parties, provided that all expenses of such action shall be borne by MacroPore and all damages that may be awarded or agreed upon in settlement of such action shall accrue to MacroPore.

     14.3 TERMINATION OF USE OF TRADEMARKS. Medtronic acknowledges MacroPore's proprietary rights in and to MacroPore's trademarks, trade names and logotypes, and Medtronic hereby waives all right to any trademarks, trade names and logotypes now or hereafter originated by MacroPore. Medtronic shall not after the date of this Agreement adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of MacroPore's trademarks. Upon termination of this Agreement, Medtronic shall cease using MacroPore's trademarks, trade names and logotypes in any manner, subject to Medtronic's right, if any, to continue to sell Products under
Section 12.3(c).

     14.4 PATENT RIGHTS.

          (a) DEFENSE OF CLAIMS. MacroPore shall defend, or at its option settle, any suit instituted against Medtronic that is based on an allegation that any Product constitutes an infringement of any patent or any other intellectual property right. MacroPore shall have sole control of defense of any such action, including any appeals and negotiations for the settlement or compromise thereof and shall have full authority to enter into a binding settlement or compromise; provided that MacroPore shall not enter into any settlement or compromise that may adversely affect Medtronic without Medtronic's consent, which consent shall not be unreasonably withheld. MacroPore shall indemnify, subject to the limitations set forth herein, Medtronic against any final award of damages and costs made against Medtronic and any settlement amounts as a result of any such action. In order to qualify for such indemnification, Medtronic shall notify MacroPore promptly in writing of such claim, suit or proceeding and give MacroPore such information and assistance as MacroPore may reasonably request to settle and defend any such claim; provided the failure to give such notice, information and assistance shall only relieve MacroPore of liability under this subsection to the extent such failure adversely affects MacroPore's ability to defend such action.

          (b) LIMITATION OF LIABILITY. MacroPore shall have no liability of any kind to Medtronic under Section 14.4(a) or based upon any other claim Medtronic may have to the extent any such claim is based upon or arises out of (a) the use of any Product in combination with an apparatus or device not manufactured, supplied or approved by MacroPore,
     (b) the use of any Product in a manner for which it was not designed or intended to be used, or (c) any modification of any Product by Medtronic or any third party that causes it to become infringing.

          (c) REPLACEMENT PRODUCT. Notwithstanding the foregoing, if it is adjudicatively determined that any Product infringes, or in MacroPore's sole opinion, may be found to infringe a third party's patent or other intellectual property rights, or if the sale or use of the Products is, as a result, enjoined, then MacroPore shall, at its option and expense, either: (i) procure for Medtronic the right under such patent to sell or use, as appropriate, the Products; or (ii) replace the Products with other noninfringing functionally equivalent products; or (iii) modify the Products to make the Products functionally equivalent and noninfringing, remove any prior version of the Products in Medtronic's inventory and refund the aggregate payments made therefor by Medtronic; or (iv) if the use of the Products is prevented by injunction, discontinue Product sales under the Agreement and remove any Products in Medtronic's inventory and refund the aggregate payments paid therefor by Medtronic, in which event MacroPore shall promptly refund to Medtronic a pro rata portion (based on the portion of the original Term remaining) of the $1,500,000 paid by Medtronic pursuant to Section 2.2.

     14.5 OWNERSHIP. MacroPore represents and warrants to Medtronic the following: MacroPore owns or possesses licenses or other rights to use all Intellectual Property used in the research, design, development, manufacture or sale of the Products (the "MacroPore Intellectual Property"), free and clear of any liens, charges, security interests, mortgages, pledges, restrictions, or any other encumbrances of any kind which are inconsistent with the rights granted to Medtronic hereunder. To the knowledge of MacroPore, the MacroPore Intellectual Property is valid and has not been challenged in any judicial or administrative proceeding. MacroPore has taken all necessary steps or appropriate actions to record its interests, or to protect its rights, in the MacroPore Intellectual Property. To the knowledge of MacroPore, no person or entity nor such person's or entity's business or products has infringed, misused, misappropriated or conflicted with the MacroPore Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the MacroPore Intellectual Property. To the knowledge of MacroPore, all proprietary technical information developed by and belonging to MacroPore that has not been patented has been kept confidential.

     14.6 PROTECTION OF MACROPORE'S INTELLECTUAL PROPERTY AND IMPROVEMENTS. MacroPore shall be responsible for filing, prosecuting and maintaining all US and foreign patents and copyrights and applications therefor to the extent it deems necessary or appropriate to protect the MacroPore Intellectual Property.

                                   ARTICLE 15
                                  MISCELLANEOUS

     15.1 NONDISCLOSURE. The parties agree not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained during the during the term of this Agreement until the expiration of five years after the receiving party's receipt of such Confidential Information. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants during such period.

     15.2 PUBLIC ANNOUNCEMENT. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Neither party will publicly disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other party's written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party's employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations).

     15.3 COMPLETE AGREEMENT. This Agreement, the Investment Agreement, the Investors' Rights Agreement, the Supplemental Rights Agreement, the Supply Agreement, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

     15.4 WAIVER, DISCHARGE, AMENDMENT, ETC. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.

     15.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of MacroPore herein may not be assigned except to any person who succeeds to substantially all of the assets and business of MacroPore to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to any person who succeeds to substantially all of that portion of Medtronic's business to which this Agreement relates.

     15.6 NOTICES. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Medtronic, to:

         Medtronic, Inc.
         Corporate Center
         7000 Central Avenue N.E.
         Minneapolis, MN  55432
         Attention:  General Counsel
         FAX (612) 572-5459

         with a copy to:

         Medtronic, Inc.
         Corporate Center
         7000 Central Avenue N.E.
         Minneapolis, MN  55432
         Attention:  Vice President and Chief Development Officer
         FAX (612) 572-5404
if to MacroPore, to:

         MacroPore, Inc.
         6740 Top Gun Street
         San Diego, CA  92121
         Attention:  Christopher J. Calhoun
         FAX (858) 458-0995

         with a copy to:

         MacroPore, Inc.
         6740 Top Gun Street
         San Diego, CA  92121
         Attention:  Vice President of Finance
         FAX (858) 458-0994

Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail or delivery service).

     15.7 EXPENSES. Except as expressly provided herein, MacroPore and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

     15.8 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

     15.9 TITLES AND HEADINGS; CONSTRUCTION. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     15.10 ILLEGALITY: SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     15.11 RELATIONSHIP. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.

     15.12 BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     15.13 SURVIVAL. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect.

     15.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

     15.15 EXECUTION OF FURTHER DOCUMENTS. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.

         IN WITNESS WHEREOF, each of the parties has caused this Distribution Agreement to be executed in the manner appropriate to each, as of the date first above written.

MACROPORE, INC.


By:   /s/ Christopher J. Calhoun
      --------------------------------------------
Its:  Vice Chairman, Chief Executive Officer



MEDTRONIC, INC.

By:   /s/ Michael D. Ellwein
      --------------------------------------------
Its:  Vice President and Chief Development Officer

                                    EXHIBIT A
                                      QUOTA



         During the first 12-month of the Term, Medtronic shall submit purchase orders for at least [********] of Product (based on Transfer Price to Medtronic) (the "Quota"). By the end of each three-month quarter of such initial 12-month period, Medtronic shall have ordered at least the following cumulative percentage of the Quota, and MacroPore shall supply all Products so ordered up to the following cumulative percentage of the Quota:


         Quarter          Medtronic Cumulative            MacroPore Cumulative
         -------                 Minimum                       Guaranteed
                          Order (as % of Quota)          Supply (as % of Quota)
                          ---------------------          ----------------------
         First                   [*****]                         [*****]
         Second                  [*****]                         [*****]
         Third                   [*****]                         [*****]
         Fourth                  [*****]                         [*****]



PORTIONS OF THIS EXHIBIT MARKED AS [***] HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SEC.